FIRST AMENDMENT TO THE
RMB INVESTORS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT to the Fund Accounting Servicing Agreement dated as of December 11, 2017 (the “Agreement”), is entered into by and between RMB INVESTORS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule on Exhibit B of the Agreement; and

WHEREAS, the parties want to add the following funds to Exhibit A of the Agreement:

RMB Fund,
RMB Mendon Financial Services Fund,
RMB Mendon Financial Long/Short Fund;
and

WHEREAS, Section 14 B of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

Exhibit A and Exhibit B of the Agreement shall be amended and replaced in their entirety by the Exhibit A and Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

RMB INVESTORS TRUST	U.S. BANCORP FUND SERVICES, LLC
By: ______________________________	By: ________________________________
Name: ___________________________	Name: ______________________________
Title: _____________________________	Title: _______________________________
Date:	Date:

Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Series of RMB Investors Trust

Name of Series

RMB JAPAN FUND
Investor Class
Class I

RMB INTERNATIONAL FUND
Investor Class
Class I

RMB INTERNATIONAL SMALL CAP FUND
Investor Class
Class I

RMB FUND
Class A
Class C
Class I

RMB MENDON FINANCIAL SERVICES FUND
Class A
Class C
Class I

RMB MENDON FINANCIAL LONG/SHORT FUND
Class A
Class C
Class I

Exhibit B
to the
Fund Accounting Servicing Agreement

Combined Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule1

Annual Fee Based Upon Average Net Assets at the Complex Level*
3.25 basis points on the first $1 billion
2 basis points on the balance

NOTE: For purposes of calculating the tiered fee schedule above, complex level assets consist of the assets of RMB Investors Trust combined with assets of the IronBridge Funds, Inc. Trust and allocated pro rata based on assets, subject to the minimums. For the avoidance of doubt, this does not constitute an agreement between RMB investors Trust and IronBridge Funds Inc.

One-time project fee of $15,000 for preparation of 6/30/18 semi-annual report inclusive of all funds in the trust.

Minimum Annual Fee: $300,000 for six funds. Add $50,000 to the minimum for each additional fund.

▪	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration for annual registration statement update. Project fees quoted separately.

SEC Modernization Requirements

▪	Form N-PORT – $12,000 per year, per Fund
▪	Form N-CEN – $250 per year, per Fund

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$1.00 – Bank Loans
▪	$1.50 – Swaptions
▪	$1.50 – Intraday money market funds pricing, up to 3 times per day
▪	$3.00 – Credit Default Swaps
▪	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪	$1 per security per month for fund administrative data

1 This Exhibit B is a combined fee schedule that will cover all services provided by USBFS to the Trust pursuant to the Fund Administration Agreement and the Fund Accounting Agreement.

Chief Compliance Officer Support Fee*

▪	$9,000 per year per fund complex to cover Fund Administration, Fund Accounting and Custody

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, , third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule: additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.